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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Owners
Adeptus Health Inc.:

        We consent to the use of our report dated February 27, 2015, with respect to the consolidated balance sheets of Adeptus Health Inc. and Subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive (loss) income, changes in shareholders'/owners' equity, and cash flows for each of the years in the three-year period ended December 31, 2014, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Dallas, Texas
July 20, 2015

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm